Exhibit 10.1
(English Translation)

Index No.: 75012009284390

SPD BANK

Agreement for Short-term Loan

SHANGHAI PUDONG DEVELOPMENT BANK

Agreement for Short-term Loan

To: Shanghai Pudong Development Bank Dalian Branch/Sub-branch	No.:75012009284390

Client Name:	Dalian Heavy Mining Equipment Manufacturing Co. Ltd.	Date of Application:
Address:		Contact with Client:
Telephone:		Contact with Financing Bank: (This section fill out by Finance Bank)
Fax:

Our company hereby irrevocably applies for the short-term liquidity loan from your bank under the following articles of the agreement:

I.  Paramount Clause

☐  This Agreement is signed as the subsidiary financing documents for the <<Agreement for Financing Facilities>> with number________(Hereafter referred as Agreement for Financing Facilities), after this agreement come into effect, all of its clause shall be incorporated into the Agreement for Financing Facilities, and as an integral part (In the event the client has signed a Agreement for Financing Facilities with the Financing Bank, this option shall be chosen, and write down the Agreement for Financing Facilities number;

☑  This agreement is a separate credit document signed between the client and the Financing Bank (In the event the client has not signed a Agreement for Financing Facilities with the Financing Bank, this option shall be chosen);

☐  The loan stated in the agreement is used for paying off the existing debt, which the guarantor has known well.  Original Agreement  Name:                                                     Signing Date:                                                     Index Number:
(In the event the loan is used for paying off the existing debt, this option must be chosen)

II. Description of the Loan

(If the interest rate and penalty rate of interest about the loan have been agreed in the Agreement for Financing Facilities, relevant blanks in the agreement are permitted to be left unfilled)

Currency	Amount (in Capital)	Date of Drawing	Due Date (or Period)	Interest Rate	Penalty Rate for Overdue	Penalty Rate for Embezzlement
RMB	Twelve Millions Yuan Even	1/12/2010	1/11/2011	12 Months Benchmark interest rate (☑ plus ☐ subtract) 10 % The interest rate at the time this contract was signed is 5.841%	8.7615%	11.682%
Foreign Currency				☐ __ Month Libor + __
☐ Other___
Loan Purpose		Cash Flow
Method of Interest Rate Adjustments	RMB
In the even that the People’s Bank of China adjust the Benchmark interest rate before the release of the agreed loan, then the Benchmark interest rate of the People’s Bank of China on the loan release date shall be used as the Benchmark interest rate; In the even that the People’s Bank of China adjust the Benchmark interest rate after the loan was release and during the loan period, then

☐ Adjust monthly; adjust on the 21st day of each month;

☑  Adjust quarterly; adjust on the 21st day of the last month of the quarter;

☐  No adjustment;

☐  Other _______

	Foreign Currency	From the loan release date, adjust monthly on the corresponding date with the latest foreign currency interest rate.
Method of Interest Calculation
☐  Monthly statement, calculated on the 20th day of each month;

☑  Quarterly statement, calculated on the 20th day of the last month of the quarter;

☐  Interest paid on the loan maturity day, interest shall be paid along with the principle.

Liquidated Damages for Early Repayment		Shall be equivalent to ___% of the total early repayment

Note:

1)	For monthly or quarterly statement, the last portion of the interest shall be paid along with the principle.

2)
The actual drawing date and the maturity date shall be refer to the date noted on the IOU (Loan Certificate),  If the IOU did not specify the maturity date, the maturity date shall be the actual drawing date plus the loan period.  IOU (Loan Certificate) is the inseparable portion of this agreement.

III. Description of the Guarantee

(If the guarantee agreement has been reached in the Agreement for Financing Facilities, relevant blanks in the agreement are permitted to be left unfilled)

Guarantor	Dalian Union-Chuangye Bonding Co. Ltd. Wang, Lixin	Type of Guarantee	☐ Mortgage, Guarantee Contract number: __________; ☐ Pledge, Guarantee Contract number:_____________; ☑ Assurance, Guarantee Contract number: YB7501200928439001/02
IV. General Clauses

The client hereby confirms that the following clauses for loan have been read and agreed:

1.
After the financing bank has signed the agreement, except that the loan has been granted to the client in accordance with the agreement, it has the right to cancel the granting of loan agreed in the agreement at any time.

2.
Repayment and interest calculation method: except otherwise stated therein, the principle shall be repay at the maturity date in lump sum.   The interest in the agreement shall be calculated daily from the granting date, and repay in according to the agreement reach by the client and the financing bank.

3.
Document submitted: the client must submit the following documents to the financing bank or meet relevant requirements before withdrawal; however, the financing bank has no obligations to examine the authenticity of the documents.

(1)	The latest articles of incorporation, copies of business license;

(2)
The decisions of the Board of Directors for the client to sign the agreement and its attached financing documents (in the event the articles of incorporation of the client gives restrictions on the signing right of the legal representative);

(3)	The authorization of the representative from the client and signature of the representative;

(4)	The agreement with legal signature of the client;

(5)	The withdrawal date agreed by the client should be the business day of the financing bank;

(6)	If the loan in the agreement is guaranteed, the guarantee document should be signed and come into effect before withdrawal;

(7)	Loan certificate with client’s valid name stamp.

(8)	The documents and/or conditions requests by the financing bank at anytime;

4.
If the dates of withdrawal and repayment are not a business days of the financing bank, the dates should be postponed to the next business days and the interest should be counted within the postponed days.

5.
Advance repayment and early maturity: Unless the bank has informed the client about the early maturity, the client must apply for the writing permission from the bank before making advance repayment, and the financing bank reserve the right to request the agreed liquidated damages for early repayment from the client.  Any advance repayment shall be treated as early maturity.  The financing bank reserve the right to request early maturity of the agreed loan to the client without explanations, the client shall repay the loan immediately.

6.
Tax: except otherwise stated in the law, the client has to deduct the relevant taxes out of the repayment according to the law, otherwise, all the amount agreed in the agreement must be paid off without any deduction.  If the client has to deduct the relevant taxes according to the law, the client shall pay additional amount to the bank so that the bank can get full amount specified in this agreement without any deduction.

7.
Statements and warranties: the client should make the following statements and warranties, and the statements and warranties are treated as the necessity whenever the bank grants loans to the client according to the agreement:

(1)
The client must be an entity registered legally in China (excluding Hong Kong, Macao and Taiwan, similarly hereinafter).  It should have the right to sign this agreement and all the relevant documents, take any necessary corporate actions to assure the validity, effect and compulsory fulfillment of this agreements and relevant documents;

(2)
The signing and fulfillment of this agreement shall not violate the other signed contracts and documents, articles of incorporation, applicable laws and administrative provisions, certain documents and verdicts from relevant authorities, other obligations and arrangements of the client.  The client shall apply and granted all approval, authorization, registration and license according to law and maintain their validity, at the request of the bank, the client shall issue relevant certificates immediately.

(3)
The client must clarify all financial statements (if any) comply with China’s law and regulations, which shall be true, integral and judicial to reflect its financial status; during the signing and fulfillment of the agreement, the client must make sure that the materials, documents and information about guarantee and itself submitted to the bank, must be true, effective, correct and integral without any concealment and omission;

(4)
The client shall carry out its business in line with the regulations and law; it must conduct business based on the regulations stated in its business license and legal scope of business; besides, it should handle annual check formalities in time;

(5)	The client shall assure that there will be no such conditions and affairs that can or may cause serious negative influence on its contractual capability.

8.	Commitments: The client must make following commitments:

(1)	The client shall repay the loan’s principle, interest and associate fees on time, and shall fully comply with the obligation in the agreement;

(2)
In the event the client has known that it is involved in the economic, civil, criminal and administrative lawsuit procedures with serious negative influence or its major capital is concerned with any official measures such as compulsory implementation, being sealed, detention, being frozen and lien, it should inform the bank in writing form about the influence and remedial measures taken or to be taken in detail within 5 business days;

(3)
The borrower promises not to violate the normal order of repay and repay other loan first, and will not sign any contract or agreement that may resulting the loan under this agreement in a subordinate position.

(4)	from the date of signing to the end of repayment in the agreement, without the written permission from the financing bank, the client will not:

a.	Undergo the procedures such as liquidation, bankruptcy, reformation, merger (acquisition), incorporation, dissolution, capital reduction or similar legal procedures;

b.	Sell, hire, donate, transfer or deal with its major capital in any form except the daily business necessary;

c.	Reconstruct its stockownership;

d.	Provide guarantee to a third party that can cause serious negative influence on its ability to fulfill this agreement;

e.	Sign contracts/ agreements or take responsibilities that can cause serious negative influence on its ability to fulfill the agreement.

(5)
When the guarantee in the agreement meets special conditions or has to be changed, the client should provide other guarantees up to the requirement of the financing bank. The special conditions and changes include but not limited to out of service, dissolution, removal of business license, applying or being applied for reconstruction and bankruptcy, serious changes in operation and finance of the guarantor, being involved in serious lawsuits or arbitrations where its legal representatives, directors, supervisors or executives are involved in, the values of things guaranteed are or may be reduced, measures are taken for attachment, noncompliance against the agreement found or the contracts requested for cancellation.

(6)
Under the requirements of the financing bank, the client should handle the notarization with effect of compulsory implementation in the pubic notary office appointed by the bank, bear the cost and accept the compulsory implementation willingly;

(7)	The client should inform the financing bank of the events that will influence its capability to fulfill the obligations under the agreement and the relevant documents.

9.
Market-oriented interest rates: After the granting of the agreed loan, it the People’s Bank of China implement the market-oriented interest rates policy of Renminbi loan, the borrower and the lender shall engaged in consultation immediately to determine the interest rate standard.

10.
Expenses and costs: as for the expenses on the modification, signature, compulsory implementation, notarization and registration of any document, the client should make compensation to the financing bank at the request of the financing bank. Except those stated for the financing bank to pay, the client should pay the stamp tax and other taxes of the agreement and the relevant documents.

11.	Interest penalty: The client hereby confirms, the financing bank reserve the right to charge according to the following criteria:

(1)
With regard to the unpaid and due (the term “maturity” in this agreement also includes the early maturity announced by the financing bank) principle; the client should pay the interest penalty to the bank. The interest penalty shall be calculated daily on the sum unpaid from the due date to when all principle and interest were repay.

(2)
In the event the client does not use the loan for what was agreed, the financing bank reserves the right to charge embezzlement punitive interest on the loan.  The embezzlement punitive interest shall be calculated daily from the day when the contract was breach to when all principle and interest were repay.

(3)
With regard to the unpaid and due (the term “maturity” in this agreement also includes the early maturity announced by the financing bank) interest (including regular interest, pass due punitive interest, embezzlement punitive interest); the client should pay additional interest penalty to the bank with the pass due punitive interest rate. The interest penalty shall be calculated daily on the sum unpaid from the due date to when all principle and interest were repay.

12.
Authorized repayment and offset: the client hereby authorizes the financing bank on behalf of the client to use the fund (regardless of the kind of currency) in its account in the financing bank for the repayment of the debts when the client repays no due loan whether or not the debts belong to those under the agreement; the authorization is irrevocable; regarding to the currency conversion, the bank will adopt the conversion rate determined by itself with the risk taken by the client.

13.
Acknowledgement of debt: according to the constant standard business rules, the financing bank will keep a set of accounting statements and vouchers in the book of account that is related to the business under the agreement. Except obvious errors, the client should treat the accounting statement and document as valid proofs for its debts.

14.
Transfer: the client has no right to transfer the rights or obligations in the agreement to others. The financing bank has the right to transfer the rights and obligations in the agreement to a third party, disclose any relevant information to a third-party which includes any information offered by the client and guarantors for the agreement.

15.
Information disclosure: the client agrees: in addition to the disclosure permitted in article 14, the financing bank can disclose all the relevant information of the agreement to headquarters, branches, related organizations and the staffs in the organizations; meanwhile, the disclosures, which are in line with the requirements of laws and regulations of supervision departments, government agencies and judicial organs, are also permitted.

16.
Default: the client violates the statements and commitments in the agreement, or the statements and commitments in it are not true, incorrect, incomplete and inaccurate or have been violated; it violates or refuses to fulfill the commitments and the regulations in the agreement; the conditions undergoing in the company of the client threaten the security of the loan; the guarantors violate the rules agreed in the guarantee documents. If any condition mentioned above happens, the financing bank has the right to claim the acceleration of the maturity for the loan and the client shall compensate for all the losses of the bank including attorney fee.

17.
Special agreement for group client: in the event the client of the agreement is a group, the client hereby agrees: (1) the client should report timely the related transaction conditions about over 10% net assets of the concrete fiduciary, including: a. Relationship of trading parties; b. Project and nature of transaction; c. Transaction sum or corresponding proportion; d. Policy of pricing (including transaction with no sum or only token payment); (2) If the fiduciary has one of the following conditions, the client will be taken as violating the contract, and the financing bank has the right to cancel the credit extension from the client, take back partial or full credit extension or demand the client to add 100% guarantee fund: a. Provide fake materials or hide key operation and financial activities; b. with the permission of the financing bank, the purpose under credit extensions is changed, peculate or engage in illegal or violating transaction under the credit; c. utilize fake contracts with associated parties, take bills receivable, account receivable or other obligatory right (which have no trading actually) for discounting or pledge to cheat for fund or credit from the bank; d. Refuse the supervision and check on the use and financial activities of the credit funds by the financing bank; e. Serious merger, reconstruction or recombination occur, which the bank thinks will threaten the safety of the credit funds; f. evade the claimable assets on purpose through associated transaction.

18.
Other clauses agreed:  When the borrower request for withdrawal, the original loan notice that met the requirement of the bank from Dalian Union-Chuangye Bonding Co. Ltd. Shall be submitted, otherwise, the bank reserve the right to refuse the withdrawal request and does not assume any responsibility.

(Stamp)	(Stamp)

19.
Applicable laws and jurisdiction: the agreement will be governed by laws and regulations of the Peoples’ Republic of China (excluding Hong Kong, Macao and Taiwan region). Any disputes arising out of the agreement will be handled by the People’s Court at the location of the bank, which owns exclusive jurisdiction.

20.
Address for lawsuit: the client confirms that as for any proceedings under the agreement, any summons and notification relating to the proceedings shall be sent to the address specified at the beginning of the agreement, which will taken as actual arrival of the files, without written notification to the bank, the address mentioned above shall not be changed.

21.
Separation of articles: any failure, illegality or unable to exercise forcefully of articles in the agreement shall not influence the validity, effect and implementation of other articles in the agreement.

22.
During the validity of the agreement, the financing bank may give extension or delay to take actions against violating behaviors of the client, which shall not damage or restrict the financing bank’s rights and benefits as debtor under the agreement, and not be taken as connivance to the noncompliance of the client, and even not as the bank has given up the rights to take actions against the noncompliance.

23.	Consistency of financing sum: If the Agreement for Financing Amount (if applicable, including any alteration valid) conflict with the agreement, the agreement shall prevail.

24.
Signing: The agreement is made in quadruplication, the client holds one copy, and the financing bank holds three copies, which will come into effect on the date when it is affixed with seals of signatures of legal representatives/principals of two parties.

The column for signature

     The two parties confirm that all articles of the agreement have been explained and discussed in details, both have no doubt about the agreement, and get correct and accurate understanding on the definitions of rights, obligations and responsibilities in the agreement.

Client (Seal) (Stamp)	Financing Bank (Seal) (Stamp)

Legal representative or authorized agent (signature or stamp)	Person in charge or authorized agent (signature or stamp)
/s/ Lixin Wang	(stamp in red)
Agreement signing date: 1/12/2010